Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Celcuity Inc. 2017 Stock Incentive Plan, Celcuity Inc. 2017 Employee Stock Purchase Plan, and the Celcuity Inc. 2012 Equity Incentive Plan of our report dated June 9, 2017 (except as to Notes 5 and 8 which are as of August 31, 2017), with respect to the balance sheets of Celcuity LLC (now Celcuity Inc.) as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years ended December 31, 2016 and 2015 included in Registration Statement No. 333-220128 on Form S-1 filed with the Securities and Exchange Commission.

/s/ Boulay PLLP

Minneapolis, Minnesota

October 25, 2017